                                                                      EXHIBIT 12

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES
                       RATIOS OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                         YEAR ENDED AUGUST 31,
                                                 ----------------------------------------------------------------------
                                                    1998           1999           2000           2001           2002
                                                 ----------     ----------     ----------     ----------     ----------

EARNINGS:
     Earnings before income taxes                $   68,069     $   74,803     $   70,660     $   38,415     $   63,138
     Interest expense                                18,055         19,650         27,319         27,608         18,708
     Interest imputed on rent                         3,211          3,033          3,555          3,828          3,925
     Amortization of capitalized interest               417            602          1,367          1,370          1,307
                                                 ----------     ----------     ----------     ----------     ----------

          Total Earnings                         $   89,752     $   98,088     $  102,901     $   71,221     $   87,078

FIXED CHARGES:
     Interest expense                            $   18,055     $   19,650     $   27,319     $   27,608     $   18,708
     Interest capitalized                             1,622          4,547            808          1,111            447
     Interest imputed on rent                         3,211          3,033          3,555          3,828          3,925
                                                 ----------     ----------     ----------     ----------     ----------

          Total Fixed Charges                    $   22,888     $   27,230     $   31,682     $   32,547     $   23,080

Ratio of Earnings to Fixed Charges                     3.92           3.60           3.25           2.19           3.77


Note: Fixed charges represent interest expense, the portion of operating rent expense that management believes is representative of the appropriate interest component of rent expense and capitalized interest.